Exhibit 4.24

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***]

indicates that information has been omitted.

EXCHANGE with Docusign

Nyxoah SA (the “Borrower”)

Rue Edouard Belin 12

1435 Mont-Saint-Guibert

Belgium

E-mail: [***]

For the attention of: Mr. Olivier Taelman, Chief Executive Officer

Luxembourg, 16 December 2025	JU/OPS-POL/RFV/FA/PLU-AL/cc-N°2025-15637

Subject:	OSA RDI (IEU LS) (Serapis N°): 2023-0243; (FI N°): 96590

Finance contract between the European Investment Bank (the “Bank”) and the Borrower dated 3 July 2024 (the “Finance Contract”)

Consent and Amendment Letter

We refer to the Finance Contract.

1.DEFINITIONS AND INTERPRETATION

1.1.	In this consent and amendment letter (the “Letter”):

“Effective Date” means the date on which the Bank confirms (including by electronic mail or other electronic means) to the Borrower that the Bank has received in form and substance satisfactory to it:

(a)	this Letter in electronic form duly signed by all Parties with QES;
(b)

evidence that the execution of this Letter by the Borrower has been duly authorised and that the person or persons signing this Letter on behalf of the Borrower is/are duly authorised to do so. Such evidence must be provided by the Borrower together with this duly signed Letter, unless it has been previously delivered to the Bank, or the Borrower confirms in writing that no change has occurred in relation to the authority of the person or persons authorised to sign this Letter on behalf of the Borrower; and

(c)	a PDF copy of the duly executed Bond Subscription Agreement.

“Parties” means the parties to this Letter.

“QES” means qualified electronic signatures in the meaning of Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***]

indicates that information has been omitted.

1.2.	Unless the context otherwise requires or unless otherwise defined, terms defined in the Finance Contract and expressions used in the Finance Contract have the same meaning when used in this Letter.
1.3.	The principles of construction set out in the Finance Contract shall have effect as if set out in this Letter.
1.4.	Any reference to an “Article” or a “Schedule” is, unless the context otherwise requires or it is indicated otherwise, a reference to an Article or a Schedule of this Letter.
1.5.	Article headings are for ease of reference only.
1.6.

With effect from the Effective Date, any reference in the Finance Contract to “this Contract” (or other similar references) shall be read and construed as a reference to the Finance Contract, as amended by this Letter.

2.BACKGROUND

2.1.

We refer to the exchanges between the Bank and the Borrower in connection with the request of consent to the subscription, by a new investor, of convertible bonds issued by the Borrower, in a maximum aggregate amount of EUR 45,000,000 (forty five million euro), due in December 2028, pursuant to a bond subscription agreement entered into between the Borrower and the new investor on 13 November 2025 and, whose effectiveness (i.e. issuance of the first tranche of bonds) is expected on or around 18 December 2025, as amended from time to time (the “Bond Subscription Agreement”) (such subscription being the “Notified Event”), which includes, inter alia, the following provisions:

(a)	the payment obligations arising for the Borrower in connection with the convertible bonds rank subordinate to the Loan;
2.2.	the convertible bond is converted into shares on quarterly basis until the maturity set in 3 (three) years;
(a)	in case trading volumes of the Borrower shares fall below a given threshold, the repayment of the quarterly instalments of the bonds shall be made in cash.
2.3.

As a result of the Notified Event described in the first paragraph of Article 2 (Background) being completed the Bank would, under the Finance Documents, be entitled to, inter alia, demand immediate repayment by the Borrower of all or part of the Loan Outstanding, together with accrued interest, any Prepayment Fee and all other accrued or outstanding amounts under the Finance Contract in accordance with Paragraph (l) of Article 8.1 (Right to demand repayment) of the Finance Contract.

2.4.	In light of the above, the Borrower has requested the Bank to consent to the Notified Event and amend certain provisions of the Finance Documents, as further described below.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***]

indicates that information has been omitted.

3.CONSENT

With effect from the Effective Date, the Bank consents the Borrower to incur Indebtedness arising out of the Notified Event as described in the first paragraph of Article 2 (Background), in this Letter.

4.AMENDMENTS TO THE FINANCE CONTRACT

With effect from the Effective Date, the Finance Contract shall be amended as follows:

(a)	A new definition of “Bond Subscription Agreement” shall be included in the “Definitions” section of the Finance Contract in alphabetical order and shall read as follows:

<<“Bond Subscription Agreement” means the subscription agreement entered into between the Borrower and CVI Investments, Inc. dated 13 November 2025 for a maximal aggregate amount of EUR 45,000,000 (forty-five million euro), as amended from time to time;>>

(b)	A new Article 4.7.6 (Convertible bonds) of the Finance Contract shall be introduced stating the following:

<<4.7.6 Convertible bonds

In case any amount under the Bond Subscription Agreement is likely to be paid by the Borrower, the Borrower shall promptly prepay the Loan Outstanding for the same amount, before any payment is made under the Bond Subscription Agreement. Any prepaid amount will be allocated only to repay principal. Accrued Fixed Rate interest until the Prepayment Date shall be payable on the next Payment Date and PIK Interest accrued until the Prepayment Date shall be payable at Maturity Date.>>

(c)	Article 4.7.6 (Prepayment Fee) of the Finance Contract shall be deleted in its entirety and replaced with the following:

“4.7.7 Prepayment Fee

In the case of a Prepayment Event (other than pursuant to Article 4.7.3 (Illegality Event) and Article 4.7.6 (Convertible bonds)), in relation to a Tranche, the Borrower shall pay the relevant Prepayment Fee.”

5.REPRESENTATIONS AND WARRANTIES

With reference to the facts and circumstances then existing on:

(a)	the date of the Borrower countersigns this Letter, and
(b)	the Effective Date,

the Borrower represents and warrants to the Bank that:

(c)

all information provided to the Bank in connection with this Letter, in particular (without limitation) in respect of the Notified Event, is true and accurate in all respects as of (i) the date on which the Borrower sign this Letter and (ii) the Effective Date;

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***]

indicates that information has been omitted.

(d)

no event or circumstance has occurred or arisen, no information has been omitted and no information has been given or withheld that results in the information provided by the Borrower to the Bank in connection with the Notified Event being untrue or misleading;

(e)	the Notified Event have not resulted in a Material Adverse Change;
(f)

the Notified Event did not, and does not, constitute any default (however described) or prepayment event under any financial obligations of the Borrower, except in relation to the Finance Documents as expressly set out in this Letter;

(g)	the Borrower received all consents, waivers or authorisations (other than from the Bank pursuant to the Finance Documents) required to proceed with the Notified Event; and
(h)

all representations and warranties that are deemed repeated under and pursuant to Article 6 (Borrower undertakings and representations) of the Finance Contract as if each reference in those representations and warranties to “this Contract” included a reference to (i) the Finance Contract, as amended by this Letter; and (ii) this Letter.

6.MISCELLANEOUS

6.1.

Other than in accordance with the provisions of Article 3 (Consent) and Article 4 (Amendment to the Finance Contract) of this Letter, nothing in this Letter shall affect the rights of the Bank in respect of the occurrence of any Event of Default or breach (however described) or non-compliance in connection with the Finance Contract, including without limitation any Event of Default or breach (however described) or non-compliance in connection with the Finance Contract which has not been disclosed by the Borrower in writing prior to the date of this Letter or which arises on or after the date of this Letter.

6.2.

The provisions of the Finance Contract shall, save as amended by this Letter, continue in full force and effect. This Letter is not (and shall not be deemed to be) a consent, agreement, amendment or waiver in respect of any terms, provisions or conditions of the Finance Contract or the Guarantee Agreement, except as expressly agreed herein. The Bank reserves any other right or remedy it may have now or subsequently.

6.3.	This Letter does not entail a novation of, or have a novative effect on, the Finance Contract.
6.4.

The Bank issues this Letter acting in reliance upon the information supplied to the Bank by the Borrower until the date hereof in relation to such matters being true, complete and accurate. It shall be without prejudice to any rights which the Bank may have at any time in relation to any other circumstance or matter other than as specifically referred to in this Letter or in relation to any such information not being true, complete and accurate, which rights shall remain in full force and effect.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***]

indicates that information has been omitted.

6.5.

The Borrower shall, at the request of the Bank and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Letter.

6.6.

The Parties acknowledge and agree that any breach of this Letter, including (without limitation) any breach of an undertaking contained in this Letter or any representation in this Letter being or becoming incorrect, incomplete or misleading in any material respect, shall constitute an “Event of Default” under the Finance Contract.

6.7.	The Bank and the Borrower designate this Letter as a “Finance Document”.
6.8.

The provisions of Articles 8.4 (Non-Waiver), 9.2 (Jurisdiction), 9.3 (Place of performance), 9.6 (Invalidity), 9.7 (Amendments), 9.8 (Counterparts), and 10. (Notices) of the Finance Contract shall be incorporated into this Letter as if set out in full in this Letter and as if references in those clauses to “this Contract” are references to this Letter.

7.GOVERNING LAW AND JURISDICTION

7.1.	This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by Belgian law.
7.2.

The Courts of Brussels have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Letter (including a dispute regarding the existence, validity or termination of this Letter or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Letter.

7.3.	The Parties agree that the Courts of Brussels are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

8.EXCHANGE OF DOCUMENTS SIGNED WITH QES

8.1.

Each Party confirms that it is its intention for this Letter to be executed upon signing by each Party of this Letter in the format of non-editable PDF and signed by each Party’s authorised signatories with QES.

8.2.	This Letter shall be deemed received by the other Party when it is actually received in readable form by the intended recipient at the following email addresses:

for the Bank: e-mail addresses: [***]

and [***]

for the Borrower:e-mail address: [***]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***]

indicates that information has been omitted.

EUROPEAN INVESTMENT BANK

[***]	[***]
[***]	[***]
Head of Division	Legal Assistant

Agreed and accepted for and on behalf of

Nyxoah SA

as the Borrower

/s/ Oliver Taelman
Name: Oliver Taelman
Title: Chief Executive Officer
Date: